THOMAS F. PRISBY, CHAIRMAN

CFS Bancorp, Inc.
707 Ridge Road  —  Munster, Indiana 46321-1678

November 30, 2010

Dear Fellow Shareholders:

With the holiday season in full swing, I felt it appropriate to further update you on our continued progress at CFS Bancorp, Inc. and Citizens Financial Bank.

We were pleased to recently have been named as one of the Chicago area’s Top Workplaces by the Chicago Tribune.  You may recall that in May, we were cited as the Best Bank for Customer Service in the annual Best in Northwest Indiana reader’s survey conducted by the Northwest Indiana Business Quarterly.   We believe that recognition of this nature independently validates our long-term commitment to developing strong relationships with our colleagues, clients, and communities.

The economy generally continues to remain a challenge at all levels:  national, regional, and local.  In late October, we reported third quarter 2010 earnings of $863,000, or $0.08 per diluted share, bringing our year to date earnings through three quarters to $2.5 million, or $0.24 per diluted share.  This compares favorably against a net loss of $2.5 million, or $0.24 per share, for the same period in 2009.  While this turnaround is positive, we have not yet achieved the level of performance to which we aspire.

Due to the success of our business banking team’s ongoing market development efforts, we believe the Company remains well positioned to benefit from sustained economic recovery.  In addition to increasing the number of client relationships with targeted small business clients, since January 1, 2010 we have increased our deposit base substantially; however, until such time as business and consumer borrowing resumes at a sustainable pace, we will be hard pressed to translate this success into improved earnings.

In addition, near term earnings performance will continue to be challenged by a number of factors which we experienced during the first three quarters of this year including:  elevated levels of credit- related costs; fee income and expense pressures resulting from recent regulatory developments; and margin pressure due to a continued low interest rate environment and a high level of liquidity.

In light of these challenges, we remain focused on our core strategic growth and diversification plan.  Our Strategic Planning Retreat was held in November with reinforcement by our Directors of the objectives established last year.  There was a strong reiteration of the core plan with continued direction to: anticipate and quickly respond to economic and regulatory changes; seek new lending opportunities; and, seek to further expand client relationships, reduce non-performing assets and work on operational refinements to enhance revenue and reduce costs.

If you have questions, or views you would like to express, feel free to call me at (219) 836-2960 or email me at tfprisby@citz.com.

As always, we thank you for your continued support.

Best regards,

Tom